Exhibit 4.1

EXECUTION COPY

THIRD AMENDMENT AND CONSENT

TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS THIRD AMENDMENT AND CONSENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of July 14, 2008, is entered into among Owens & Minor Medical, Inc. and Owens & Minor Distribution, Inc. (the “Borrowers”), Owens & Minor, Inc. (the “Parent”), certain subsidiaries of the Parent party hereto (together with the Parent, the “Guarantors”), the banks identified on the signature pages hereto (the “Banks”) and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement described below.

W I T N E S S E T H

WHEREAS, the Borrowers, the Parent, the other Guarantors, the Banks party thereto, and the Administrative Agent entered into that certain Amended and Restated Credit Agreement dated as of May 4, 2004 (as amended by that certain First Amendment dated as of April 3, 2006, as amended by that certain Second Amendment dated as of January 29, 2007 and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”);

WHEREAS, the Borrowers have requested, and the Required Banks have agreed, to amend the Existing Credit Agreement as provided herein; and

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART 1

DEFINITIONS

SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“Third Amendment Effective Date” is defined in Subpart 4.1.

SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

PART 2

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the Third Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 2.

SUBPART 2.1 Section 1.1 of the Existing Credit Agreement is hereby amended by adding the following definitions of “Additional Commitment Bank”, “Existing Termination Date”, “Extension Date”, “Extending Bank”, ““Increase Effective Date”, “Investment Grade”, “Non-Consenting Bank”, “Non-Extending Bank” “Notice Date” “Permitted Asset Swap” and “Third Amendment Effective Date” in appropriate alphabetical order:

“Additional Commitment Bank” has the meaning set forth in Section 2.11(d).

“Existing Termination Date” has the meaning set forth in Section 2.11(a).

“Extending Bank” has the meaning set forth in Section 2.11(e).

“Extension Date” has the meaning set forth in Section 2.11(a).

“Increase Effective Date” has the meaning set forth in Section 2.10.

“Investment Grade” means a senior unsecured long term debt rating of at least Baa3 from Moody’s and BBB- from S&P.

“Non-Consenting Bank” has the meaning set forth in Section 11.18.

“Non-Extending Bank” has the meaning set forth in Section 2.11(b).

“Notice Date” has the meaning set forth in Section 2.11(b).

“Permitted Asset Swap” means any transfer of properties or assets by any member of the Consolidated Group in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a business that is related, ancillary or complementary to the business of the Borrowers or any of their Subsidiaries on the Third Amendment Effective Date (or any reasonable extension, development or expansion thereof); provided that the aggregate fair market value (as determined in good faith by the Board of Directors of the relevant Credit Party) of the property or assets transferred in such exchange is not greater than that of the assets or property received.

“Third Amendment Effective Date” means July 14, 2008.

SUBPART 2.2 The definition of “Eligible Inventory” set forth in Section 1.1 of the Existing Credit Agreement is hereby deleted in its entirety.

SUBPART 2.3 The definition of “Extension of Credit” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended by replacing such definition in its entirety with the following:

“Extension of Credit” means, as to any Bank, the making of, or participation in, a Loan by such Bank or the issuance or extension of, or participation in, a Letter of Credit by such Bank.

SUBPART 2.4 The definition of “Permitted Investments” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended by replacing subsection (viii) of such definition in its entirety with the following:

(viii) Investments of a nature not contemplated in the foregoing subsections; provided, however, to the extent that the Consolidated Total Leverage Ratio on a Pro Forma Basis after giving effect to any such Investment is greater than 2.25:1.00, the aggregate amount of such Investments permitted pursuant to the clause (viii) shall not exceed the greater of (A) the Investments permitted under this clause (viii) and made prior to the date that the Consolidated Total Leverage Ratio referred to in this clause (viii) exceeded 2.25:1.00 and (B) $15,000,000 in the aggregate at any time outstanding.

SUBPART 2.5 The definition of “Permitted Liens” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended by (a) deleting “and” from the end of clause (xv) of such Section, (b) renumbering clause (xvi) of such Section to (xviii) and (c) adding the following as the new clauses (xvi) and (xvii) of such Section:

(xvi) Liens on real property located at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 owned by Owens & Minor Medical, Inc. secured by a mortgage not to exceed $40,000,000 in the aggregate at any one time outstanding;

(xvii) other Liens on Property of any Person securing Indebtedness of any member of the Consolidated Group not to exceed $25,000,000 in the aggregate at any one time outstanding; and

SUBPART 2.6 The definition of “Pro Forma Basis” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended by replacing subsection (iv) of such definition in its entirety with the following:

(iv) any Investment permitted by clause (viii) of the definition of Permitted Investments and

SUBPART 2.7 The definition of “Responsible Officer” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended by replacing such definition in its entirety with the following:

“Responsible Officer” means, with respect to the subject matter of any representation, warranty, covenant, agreement, obligation or certificate of any Credit Party contained in or delivered pursuant to any of the Credit Documents, the Chief Executive Officer, the President, Executive Vice President, Chief Financial Officer, Controller, General Counsel or Treasurer of the Borrower or the Parent.

SUBPART 2.8 The definition of “Senior Subordinated Notes” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended by replacing such definition in its entirety with the following:

“Senior Subordinated Notes” means those $200,000,000 8.5% Senior Subordinated Notes of the Parent due 2011 that were paid in full on or about April 15, 2006.

SUBPART 2.9 Amendment to Section 2.1(b). Subsection (b) of Section 2.1 of the Existing Credit Agreement is hereby amended by deleting the reference to “FIFTY MILLION DOLLARS ($50,000,000)” and replacing it with “SEVENTY-FIVE MILLION DOLLARS ($75,000,000)”.

SUBPART 2.10 Amendment to Section 2. Section 2 of the Existing Credit Agreement is hereby amended to add the following as Subsection 2.10:

2.10 Increase in Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Banks), the Borrowers may from time to time, request an increase in the aggregate Commitments by an amount (for all such requests) not exceeding $100,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrowers may make a maximum of three such requests. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Bank is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Banks).

(b) Bank Elections to Increase. Each Bank shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata share of such requested increase. Any Bank not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Banks. The Administrative Agent shall notify the Borrowers and each Bank of the Banks’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Bank and the Swingline Bank (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Banks pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Banks of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Bank) signed by the Chief Executive Officer, the President, Executive Vice President, Chief Financial Officer, Controller, General Counsel or Treasurer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section VI and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.10, the representations and warranties contained in subsections (a) and (b) of Section 6.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.1, and (B) no Default exists. The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.12) to the extent necessary to keep the outstanding Loans ratable with any revised percentage of the Banks’ Commitments arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 3.14 or 11.6 to the contrary.

SUBPART 2.11 Amendment to Section 2. Section 2 of the Existing Credit Agreement is hereby amended to add the following as Subsection 2.11:

2.11 Extension of Termination Date.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Banks) not later than 120 days prior to the Termination Date (the “Extension Date), request that each Bank extend such Bank’s Termination Date for an additional year from the Termination Date then in effect hereunder (the “Existing Termination Date”).

(b) Bank Elections to Extend. Each Bank, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the

“Notice Date”) that is 15 Business Days from the date which such Bank received notice from the Administrative Agent of the Borrower’s request for an extension of the Existing Termination Date, advise the Administrative Agent whether or not such Bank agrees to such extension. Each Bank that determines not to so extend its Termination Date (a “Non-Extending Bank”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Bank that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Bank. The election of any Bank to agree to such extension shall not obligate any other Bank to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Bank’s determination under this Section 2.11 no later than the date 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Banks. The Borrower shall have the right on or before the Extension Date (effective as of the Extension Date) to replace the Commitments of any Non-Extending Banks with, and at its option add as “Banks” under this Agreement, one or more Eligible Assignees (each, an “Additional Commitment Bank”) as provided in Section 11.18, each of which Additional Commitment Banks shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Bank shall, effective as of the applicable Extension Date, undertake a Commitment (and, if any such Additional Commitment Bank is already a Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Banks that have agreed so to extend their Termination Date (each, an “Extending Bank”) and the additional Commitments of the Additional Commitment Banks shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of such Extension Date, the Termination Date of each Extending Bank and of each Additional Commitment Bank shall be extended to the date falling one year after the Existing Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Bank shall thereupon become a “Bank” for all purposes of this Agreement; provided, however, that there shall be no change in the Termination Date of any Non-Extending Bank.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Termination Date pursuant to this Section shall not be effective with respect to any Bank unless:

(i) no Default exists on the date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; and

(iii) to the extent the Commitments of any Non-Extending Bank shall not be replaced with Commitments from one or more Additional Commitment Banks on the applicable Extension Date as provided for in Section 2.11(d), and thus there shall be no change in the applicable Termination Date for such Non-Extending Bank, it is understood and agreed that (x) the Borrower shall repay Loans outstanding on the applicable Termination Date of any such Non-Extending Bank (and pay any additional amounts required pursuant to Section 3.12) to the extent necessary to repay, nonratably, the Loans of all Non-Extending Banks and the pro rata shares of the remaining Banks shall be revised effective as of such date, (y) on such applicable Termination Date, the Commitments of the Non-Extending Banks will be permanently terminated and the Aggregate Commitments on and after such date will be equal to the Commitments of the remaining Banks and (z) to the extent that the outstanding Obligations as of such date (after giving effect to the repayment in full of each such Non-Extending Bank) exceed the Aggregate Commitments then in effect (after giving effect to the termination of the Commitments of all Non-Extending Banks), the Borrower shall immediately prepay Loans and/or cash collateralize the LOC Obligations in an aggregate amount equal to such excess.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 3.14 and Section 11.6 to the contrary.

SUBPART 2.12 Amendment to Section 3.2. The third sentence of Section 3.2 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

Each request for extension or conversion to any Eurodollar Loan shall be deemed to be a reaffirmation by the Borrower Representative that no Default or Event of Default then exists.

SUBPART 2.13 Amendment to Section 3.17(c). Subsection (c) of Section 3.17 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(c) RESERVED.

SUBPART 2.14 Amendment to Section 5.2. Section 5.2 of the Existing Credit Agreement is hereby amended by replacing Subsection (a) and the last paragraph of Section 5.2 of the Existing Credit Agreement in their entireties with the following:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein and in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date);

provided, however, the representations and warranties contained in Sections 6.8 (No Material Adverse Changes or Restricted Payments), 6.16 (ERISA) and 6.20 (Environmental Matters) shall only be required to be true and correct in all material respects on and as of the Closing Date and the Increase Effective Date.

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Each request for an Extension of Credit and each acceptance by the Borrower Representative of an Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower Representative as of the date of such Extension of Credit that the applicable conditions in paragraphs (a), (b) and (c) of this Section 5.2 have been satisfied.

SUBPART 2.15 Amendment to Section 6.12. Section 6.12 of the Existing Credit Agreement is hereby amended by deleting the last sentence of such section.

SUBPART 2.16 Amendment to Section 7.1(f). Subsection (f) of Section 7.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(f) SEC and Other Material Reports. Promptly upon transmission or receipt thereof, (i) copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any member of the Consolidated Group shall file with the Securities and Exchange Commission, or any successor agency and (ii) copies of all material reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

Documents required to be delivered pursuant to Section 7.01(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at http://owens-minor.com or any other website address provided to the Administrative Agent by the Parent; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent); provided that the Parent shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and, upon the Administrative Agent’s request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.

SUBPART 2.17 Amendment to Section 7.10(b). Subsection (b) of Section 7.10 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(b) Consolidated Total Leverage Ratio. As of the end of each fiscal quarter of the Parent, the Consolidated Total Leverage Ratio shall not be greater than 3.50:1.0.

SUBPART 2.18 Amendment to Section 7.11(a). Subsection (a) of Section 7.11 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(a) Additional Subsidiaries. If upon the delivery of the financial statements pursuant to Section 7.01(b), the Non-Guarantor Subsidiaries (other than Owens & Minor Healthcare Supply Inc. and Access Diabetic Supply, LLC) shall, as a group, (i) account for more than five percent (5%) of the gross revenues of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, (ii) account for more than five percent (5%) of net income of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, or (iii) constitute more than five percent (5%) of Consolidated Total Assets (each a “Threshold Requirement”), then the Borrower Representative will (A) promptly notify the Administrative Agent and the Banks thereof, (B) within 45 days thereafter, cause one or more of the Non-Guarantor Subsidiaries to become a “Guarantor” hereunder by way of execution of a Joinder Agreement such that immediately thereafter the remaining Non-Guarantor Subsidiaries shall not, as a group, exceed any Threshold Requirement and (C) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person, good standing certificates and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent. The Borrower Representative may at any time, at its option, cause a Non-Guarantor Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement.

SUBPART 2.19 Amendment to Section 8.1(d). Subsection (d) of Section 8.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(d) RESERVED.

SUBPART 2.20 Amendment to Section 8.1(h). Subsection (h) of Section 8.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(h) other unsecured Funded Debt of the members of the Consolidated Group which does not exceed $275,000,000 in the aggregate at any time outstanding;

SUBPART 2.21 Amendment to Section 8.1(k). Subsection (k) of Section 8.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(k) other secured Indebtedness of any member of the Consolidated Group which does not exceed $25,000,000 in the aggregate at any time outstanding.

SUBPART 2.22 Amendment to Section 8.4(b)(ii)(B)(VIII). Subsections (VII) and (VIII) of Section 8.4(b)(ii)(B) of the Existing Credit Agreement is hereby amended in their entirety to read as follows:

(VII) RESERVED; and

(VIII) in the case of the Acquisition of Property and Acquisitions of Capital Stock of any Person, unless the Borrower Representative has delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that the Consolidated Total Leverage Ratio on a Pro Forma Basis after giving effect to any such Acquisition is less than 3.00:1.0, the Total Consideration paid in connection with any such Acquisition (or series of related Acquisitions) shall not exceed $50,000,000.

SUBPART 2.23 Amendment to Section 8.5(iii). Subsection (iii) of Section 8.5 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(iii) in all other cases,

(A) other than in connection with a Permitted Asset Swap, at least seventy-five percent (75%) of the consideration paid therefor shall consist of a combination of (i) cash or Cash Equivalents, (ii) the assumption by the purchaser of liabilities of the Credit Parties (other than liabilities that are by their terms subordinated to the prior payment of the Obligations) as a result of which the Credit Parties are no longer obligated with respect to such liabilities, or (iii) any securities, notes, obligations or other assets received by the Credit Parties that are converted by the Credit Parties into cash (to the extent of the cash received) within 90 days after receipt,

(B) to the extent that the Parent (x) is not rated at least Investment Grade, the aggregate net book value of all Asset Dispositions (including, without limitation, pursuant to a Permitted Asset Swap) in any fiscal year shall not exceed an amount equal to twenty percent (20%) of Consolidated Total Assets as of the end of the immediately preceding fiscal year and (y) is rated at least Investment Grade, Asset Dispositions to the extent that the Parent determines in good faith that such Dispositions are in the best interests of the Parent and the Borrowers and are not materially disadvantageous to the Lenders,

(C) no Default or Event of Default shall exist immediately after giving effect thereto, and

(D) if the aggregate net book value of the assets sold, leased or otherwise disposed of in any single disposition (or in any series of related dispositions) exceeds $5,000,000, the Borrower Representative shall have demonstrated compliance with the financial covenants hereunder on a Pro Forma Basis after giving effect to the disposition and shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate (including reaffirmation of the representations and warranties hereunder as of such date before and after giving effect to such transaction) demonstrating that, upon giving effect to such Asset Disposition on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.10; or

SUBPART 2.24 Amendment to Section 8.7(b). Subsection (b) of Section 8.7 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(b) RESERVED.

SUBPART 2.25 Amendment to Section 8.8. Section 8.8 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

8.8 Transactions with Affiliates.

The Credit Parties will not permit any member of the Consolidated Group to enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) transactions among the Credit Parties, (b) normal compensation and reimbursement of expenses of officers and directors, (c) transactions relating to a Qualified Securitization Transaction and (d) except as otherwise specifically limited in this Credit Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate and are either entered into in the ordinary course of such Person’s business or approved by a majority of the Parent’s directors who are disinterested in the transaction.

SUBPART 2.26 Amendment to Section 8.12. Section 8.12 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

8.12 Restricted Payments.

The Credit Parties will not make, or permit any member of the Consolidated Group to make, any Restricted Payment, unless (a) no Default or Event of Default shall exist immediately prior thereto and immediately after giving effect thereto and (b) in the case of any Restricted Payment other than ordinary cash dividends, the Borrower Representative shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate (including reaffirmation of the representations and warranties hereunder as of such date before and after giving effect to such transaction) demonstrating that, upon giving effect to such Restricted Payment on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.10; provided, however, that if the Consolidated Total Leverage Ratio for the most recently tested fiscal quarter period is greater than 2.25 to 1.0, the aggregate amount expended to redeem, repurchase, retire or otherwise acquire the Parent’s common stock during the Parent’s current fiscal year shall not exceed the greater of (i) $50,000,000 or (ii) the amount of redemptions and repurchases previously incurred during such fiscal year.

SUBPART 2.27 Amendment to Section 9.1(e). Subsection (e) of Section 9.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(e) Guaranties. The guaranty given by any Guarantor (including any Additional Credit Party) hereunder or any material provision thereof shall cease to be in full force and effect, or any Guarantor (including any Additional Credit Party) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty; or

SUBPART 2.28 Amendment to Section 9.1(h). Subsection (h) of Section 9.1 of the Existing Credit Agreement is hereby amended by deleting the reference to “$500,000” and replacing it with “$10,000,000”.

SUBPART 2.29 Amendment to Section 11. Section 11 of the Existing Credit Agreement is hereby amended to add the following as Subsection 11.18:

11.18 Replacement of Banks. If any Bank requests compensation under Sections 3.6, 3.9 or 3.12, or if the obligation of any Bank to make or maintain Eurodollar Loans has been suspended under Section 3.8, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.11, or if any Bank is a Defaulting Bank, or if any Bank is a Non-Extending Bank, or if any Bank (a “Non-Consenting Bank”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 11.6, requires consent of 100% of the Banks or if any other circumstance exists hereunder that gives the Borrower the right to replace a Bank as a party hereto, then the Borrower Representative may, at its sole expense and effort, upon 30 days notice to such Bank and the Administrative Agent, require such Bank to execute an Assignment and Assumption (the Administrative Agent being hereby authorized to execute any Assignment and Assumption on behalf of such Bank relating to the assignment of Loans and/or Commitments of such Bank) within 60 days of such notice assigning and delegating, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3;

(b) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and its participation interests in the LOC Obligations and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.12) from the assignee (to the extent of such outstanding principal) or the Borrower (in the case of all other amounts). Any accrued interest and fees shall be paid pursuant to the provisions herein;

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.12 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter;

(d) in the event such Bank is a Non-Consenting Bank, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Bank was a Non-Consenting Bank; and

(e) such assignment does not conflict with applicable Laws.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Notwithstanding the foregoing, if the Borrower Representative (a) fails to give notice to the Administrative Agent and the affected Bank of its intention to replace the affected Bank within thirty (30) days after the Bank requests compensation or indemnification, or (b) timely gives notice to the Administrative Agent and the affected Bank of its intention to replace such affected Bank but does not so replace such affected Bank within sixty (60) days following such notice, then in each case the Borrowers’ rights under this Section 11.18 to replace such Bank for the particular circumstances shall terminate.

SUBPART 2.30 The Existing Credit Agreement is hereby amended by deleting each reference to “Responsible Officer of any Credit Party” and replacing it with “Responsible Officer”.

PART 3

CONSENT

SUBPART 3.1 Consent. The Administrative Agent and the Required Banks hereby consent to the release of Owens & Minor Healthcare Supply, Inc. (“O&M Healthcare”) and Access Diabetic Supply, Inc. (“Access”) as Guarantors on the Third Amendment Effective Date pursuant to Section 10.11 of the Existing Credit Agreement. The Credit Parties acknowledge that O&M Healthcare and Access are not Material Guarantors.

PART 4

CONDITIONS TO EFFECTIVENESS

SUBPART 4.1 Third Amendment Effective Date. This Amendment shall be and become effective as of the date hereof (the “Third Amendment Effective Date”) in each case when all of the conditions set forth in this Part 4 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the “Third Amendment”.

SUBPART 4.2 Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrowers, the Parent, the other Guarantors, the Required Banks and the Administrative Agent.

SUBPART 4.3 Officer's Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrowers’ Representative as of the Third Amendment Effective Date, in form and substance satisfactory to the Administrative Agent, stating that (i) no Default or Event of Default exists and (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

SUBPART 4.4 Fees and Expenses. The Administrative Agent and each Bank signatory hereto shall have received from the Borrowers (i) the aggregate amount of fees and expenses payable in connection with the consummation of the transactions contemplated hereby and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment (including without limitation, Moore & Van Allen PLLC, special counsel to the Administrative Agent, shall have received from the Borrowers its reasonable fees and expenses incurred in connection with the preparation, execution and delivery of this Amendment).

PART 5

MISCELLANEOUS

SUBPART 5.1 Representations and Warranties. The Borrowers hereby represent and warrant to the Administrative Agent and the Required Banks that, after giving effect to this Amendment, (a) no Default or Event of Default exists under the Credit Agreement and (b) the representations and warranties set forth in Section 6 of the Existing Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date, in which case, they are true and correct in all material respects as of such earlier date).

SUBPART 5.2 Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 5.3 Instrument Pursuant to Existing Credit Agreement. This Amendment is executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

SUBPART 5.4 References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 4.1, all references to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment.

SUBPART 5.5 Counterparts/Telecopy. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

SUBPART 5.6 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE COMMONWEALTH OF VIRGINIA.

SUBPART 5.7 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 5.8 General. Except as amended hereby, the Existing Credit Agreement and all other credit documents shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment and Consent to Amended and Restated Credit Agreement as of the date first above written.

BORROWERS:	OWENS & MINOR MEDICAL, INC.,
a Virginia corporation

By:
Name:
Title:

OWENS & MINOR DISTRIBUTION, INC.,
a Virginia corporation

By:
Name:
Title:

GUARANTORS:	OWENS & MINOR, INC.,
a Virginia corporation

By:
Name:
Title:

OWENS & MINOR HEALTHCARE SUPPLY, INC.,
a Virginia corporation

By:
Name:
Title:

ACCESS DIABETIC SUPPLY, LLC,
a Florida limited liability company

By:
Name:
Title:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
in its capacity as Administrative Agent

By:
Name:
Title:

BANKS:	BANK OF AMERICA, N.A.,
as a Bank

By:
Name:
Title:

SUNTRUST BANK, as a Bank

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:

KEYBANK NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as a Bank

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A., as a Bank

By:
Name:
Title:

COMERICA BANK, as a Bank

By:
Name:
Title:

U.S. BANK, NATIONAL ASSOCIATION, as a Bank

By:
Name:
Title:

THE BANK OF NEW YORK, as a Bank

By:
Name:
Title:

FIFTH THIRD BANK, as a Bank

By:
Name:
Title:

CITIBANK N.A., as a Bank

By:
Name:
Title: